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Exhibit 10.22

THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT
WHICH HAVE BEEN REMOVED AND REPLACED
WITH AN ASTERISK HAVE BEEN OMITTED
AND FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION PURSUANT TO
A REQUEST FOR CONFIDENTIAL TREATMENT
UNDER RULE 405 PROMULGATED UNDER
THE SECURITIES ACT OF 1933 AND RULE 24b-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934.

SUPPLY AGREEMENT

        THIS SUPPLY AGREEMENT (this "Agreement") is made and entered into as of this 30th day of November 2007 (the "Effective Date"), by and between Aldila Golf Corp., a Delaware corporation ("Purchaser"), and Carbon Fiber Technology LLC, a Delaware limited liability company ("Supplier").

RECITALS:

        A.    During the period from October 29, 1999, to the Effective Date, (i) Aldila Materials Technology Corp., a Delaware corporation and affiliate of Purchaser ("AMTC") and SGL Carbon Fibers and Composites, Inc., a Nevada corporation ("SGL") each were owners of a 50% interest in Supplier; and (ii) Supplier supplied carbon fiber products to Purchaser pursuant to the terms of a Supply Agreement dated October 29, 1999 (the "Original Supply Agreement").

        B.    Pursuant to a Membership Interest Purchase Agreement dated Nov. 27, 2007, SGL is acquiring AMTC's 50% ownership interest in Supplier and AMTC will cease to be a member of Supplier (the "Buy-Out").

        C.    In connection with the consummation of the Buy-Out, Purchaser and Supplier now wish to terminate the Original Supply Agreement and enter into this Agreement.

        NOW, THEREFORE, the parties agree as follows:

          1.     Products to be Supplied; Specifications.

          (a)   Upon the terms and conditions of this Agreement, Supplier will manufacture, sell and deliver to Purchaser the carbon fiber products identified on Exhibit A attached hereto (the "Products"). Such Products will be manufactured at Supplier's plant in Evanston, Wyoming (the "Plant"), except as required to fulfill Supplier's obligations under Section 2(c) below.

          (b)   All Products to be supplied hereunder shall conform to the specifications set forth on Exhibits B-1, B-2, and B-3 attached hereto, for [*], [*], and [*] filament Products, respectively (the "Specifications"). The Specifications may only be revised and amended by written agreement of Purchaser and Supplier. However, the parties acknowledge that the Specifications on Exhibit B-1 and Exhibit B-3 are preliminary estimates of what the parties believe the Specifications should be for those new Products, and the parties anticipate finalizing these Specifications with some adjustments by mutual written agreement of the parties within six (6) months after stable production conditions have been established for such new Products. Anything herein to the contrary notwithstanding, Supplier will not introduce any material changes in raw materials used to make Products without the prior written consent of Purchaser.

          (c)   Supplier will provide to Purchaser all test data sufficient to characterize the quality of the material sold to Purchaser and certify that the material complies with the Specifications. Purchaser will have the right to inspect all Products upon receipt at the designated delivery point (the "Delivery Point"); provided that such inspection rights will be without prejudice to any subsequent claim arising from defects not reasonably discoverable at the time of inspection.

          (d)   If Purchaser believes that any of the Products delivered by Supplier fail to conform to the Specifications, Purchaser shall notify Supplier of its belief within a reasonable time after such Products are delivered to Purchaser. Upon receipt of the notice, Supplier shall have the right to inspect all evidence of nonconformity, and Purchaser and Supplier shall attempt to reach agreement as to whether there is a failure to conform. If Supplier agrees that such Products fail to conform, as Purchaser's sole and exclusive remedy, Supplier shall promptly replace non-conforming quantities with conforming quantities at the Delivery Point. The return (at Supplier's request) and replacement of non-conforming quantities shall be at Supplier's expense (including all costs generated by transportation, duties, taxes and insurance).

          2.    Quantities.

          (a)   Subject to the terms and conditions hereof, Purchaser hereby agrees that it may purchase, and Supplier hereby agrees that it shall supply such quantities as Purchaser may order, up to Seventy-Five Thousand (75,000) pounds of Products during each calendar month of the first Contract Year (defined below) of the term of this Agreement, and up to Eighty-Three Thousand (83,000) pounds of Products during each calendar month of each Contract Year of the term of this Agreement after the first Contract Year (the "Maximum Sale Commitment"); provided, however, Supplier's obligation to supply the Maximum Sale Commitment shall be subject to the provisions of Section 2(b) and 2(c) below, the allocation of its precursor pursuant to Section 5(b) below, and an Event of Force Majeure as described in Section 9 below. A "Contract Year" means a period of twelve (12) months commencing on the Effective Date or any annual anniversary thereof.

          (b)   As of the Effective Date, the parties anticipate that Line 1 (defined below) will be able to produce at least [*] pounds of Products in any given calendar month. In the event Line 1 is not able produce at least [*] pounds of Products in any given calendar month for any reason, at the option of Supplier, the Maximum Sale Commitment may be reduced proportionately, upon written notice to Purchaser, for that calendar month and any subsequent calendar month until production capacity is restored to at least [*] pounds of Product per calendar month. "Line 1" means the existing production line located at the Plant as of the Effective Date.

          (c)   After July 1, 2009, in the event the Maximum Sale Commitment is reduced pursuant to Section 2(b) above, Supplier agrees to manufacture Products on Line 2 (defined below) and/or Line 17 (defined below), as necessary, to meet Purchaser's orders until the combined production of Products for Purchaser on Line 1, Line 2, and Line 17 equals [*] of the original Maximum Sale Commitment described in Section 2(a) above (subject to the allocation of its precursor pursuant to Section 5(b) below and an Event of Force Majeure as described in Section 9 below). Supplier agrees to ensure that its affiliate, SGL Technic Ltd., makes Line 17 available to Supplier for the purpose of fulfilling its obligations under this Agreement to Purchaser. Supplier agrees to keep Purchaser reasonably informed regarding its progress on the construction and operation of Lines 2 and 17. "Line 2" means the production line Supplier currently plans to add at the Plant which Supplier anticipates will be fully operational by July 1, 2009. "Line 17" means the production line Supplier's affiliate, SGL Technic Ltd., currently plans to add at its facility located in Muir of Ord, Scotland, which Supplier anticipates will be fully operational by July 1, 2009.

          (d)   To the extent Purchaser orders any quantity of Products in excess of the monthly Maximum Sale Commitment (as the same may have been adjusted hereunder), such orders (and any corresponding sales) are outside the scope of this Agreement and subject to the mutual agreement of the parties (as to all applicable terms and conditions, including without limitation pricing), on a case-by-case basis.

          3.    Prices.

            (a)    Basis for Pricing.    The prices to be paid by Purchaser to Supplier under this Agreement for the Products produced by Supplier and supplied to Purchaser hereunder shall be equal to: (i) the Full Cost (as calculated and defined in Exhibit C) incurred by Supplier in the manufacture, sale and delivery of the Products to Purchaser under this Agreement, multiplied by (ii) [*]. Such prices shall be calculated on a per pound basis, and billed, paid and reconciled in accordance with Section 4.

            (b)    Verification by Purchaser.    Purchaser shall have the right to engage an independent auditing firm to inspect the books and records of Supplier upon request, at mutually agreed upon times, to assess Supplier's computation of Full Cost and compliance with the terms of this Agreement. Purchaser shall bear its own costs incurred as the result of Purchaser's audits or inspections, except to the extent such audits reveal overpayments by Purchaser exceeding ten percent (10%) of amounts actually due over the applicable audit period (in which event the reasonable costs and expenses of the audit shall be reimbursed by Supplier). Purchaser will be reimbursed or credited for any overpayments accurately revealed by an audit.

          4.    Ordering; Invoicing and Payment.

          (a)   Purchaser shall submit written purchase orders to Supplier for the amount of Products which Purchaser wishes to purchase pursuant to the terms of this Agreement. Unless otherwise agreed, such written purchase orders shall be submitted not later than 90 days prior to the date of required delivery and unless Supplier otherwise agrees, the delivery date for each shipment must be at least 7 days after the delivery date for the previous shipment. Each purchase order must state the quantity of Products ordered, specify the required date of delivery and specify the destination and mode of transportation requested.

          (b)   Supplier must use its commercially reasonable efforts to accept purchase orders for Products from Purchaser in quantities up to the Maximum Sale Commitment; provided, however, Supplier's obligation to accept such purchase orders shall be subject to the provisions of Section 2(b) and 2(c) above, the allocation of its precursor pursuant to Section 5(b) below, and an Event of Force Majeure as described in Section 9 below.

          (c)   Supplier will promptly confirm in writing Supplier's acceptance or rejection (to the extent permitted) of all written purchase orders submitted to it by Purchaser. Supplier shall deliver the Products ordered by Purchaser hereunder F.O.B. carrier at the Plant (or F.O.B. carrier at Supplier's Muir of Ord facility to the extent Supplier produces Products there to fulfill its obligations under Section 2(c) above) on the date set forth in the applicable written purchase orders from Purchaser. Supplier will not be liable for any delay in the delivery or shipment of Products, or for any damages suffered by Purchaser by reason of such delay. Delivery is subject to Purchaser maintaining credit satisfactory to Supplier. Supplier may suspend or delay performance or delivery at any time pending receipt by Supplier of assurances from Purchaser of the ability of Purchaser to pay, including the payment to Supplier of the purchase price of Products, in full or in part, or the payment to Supplier of any outstanding amounts owed to Supplier. Failure of Purchaser to provide such assurances to Supplier shall entitle Supplier to delay delivery and/or cancel orders without further liability or obligation to Purchaser.

          (d)   Supplier shall submit an invoice with each shipment of Products in an amount equal to the Standard Cost (defined below) for such shipped Products, multiplied by [*]. "Standard Cost" means Supplier's good faith estimate of the anticipated Full Cost, as set by Supplier on an annual basis. In the event the Standard Cost set by Supplier is more than ten percent (10%) less or greater than the Actual Cost (defined below) for two consecutive calendar quarters, Supplier shall establish a new Standard Cost that is a more appropriate estimate. Any costs incurred by Supplier on behalf of Purchaser not associated with a shipment of Products (including, by way of example, but not limitation, research and development work, any new product trials, pilot runs or special production processes for Purchaser) will be invoiced at the end of the month in which such costs are incurred.

          (e)   Promptly following each calendar quarter during the term hereof, Supplier shall calculate the actual Full Cost for all Products supplied to Purchaser during such calendar quarter (the "Actual Cost"). If the Actual Cost exceeds the Standard Cost for Products supplied during such calendar quarter, Supplier shall submit an invoice to Purchaser for an amount equal to the difference times [*]. If the Actual Cost is less than the Standard Cost for Products supplied during such calendar quarter, Supplier shall refund to Purchaser an amount equal to the difference times [*].

          (f)    Purchase prices do not include any applicable taxes, and Purchaser shall pay all such taxes. The prices and taxes, if any, payable to Supplier pursuant to this Section 4 shall be due and payable by Purchaser thirty (30) days after Supplier's shipment of the Product from the Plant (or from Supplier's Muir of Ord facility to the extent Supplier ships Products from there to fulfill its obligations under Section 2(c) above). Any amounts payable to Purchaser pursuant to this Section 4 shall be paid in cash within thirty (30) after the date of determination of such amount (or, at Purchaser's option, in the form of a credit to be applied to the current or next invoice).

          (g)   Extension of credit, if any, may be changed or withdrawn by Supplier at any time. Invoices not paid by their due date will be subject to interest charges. Interest charges shall accrue and be added to the unpaid balance at the rate of one and one-half percent (1 1/2%) per month of any overdue unpaid balance, or the maximum rate permitted by law, whichever rate is less. In the event either party fails to pay any fees when due under this Agreement and the other party files suit to collect such payment, the prevailing party shall be entitled to reimbursement of its reasonable attorneys fees and costs associated with such suit. Purchaser may not retain or set-off any amounts owed to Supplier in satisfaction of any claims asserted by Purchaser against Supplier.

          5.    Forecasts; Precursor Allocations.

            (a)    Rolling Forecasts.    On the first day of each month during the term of this Agreement, Purchaser shall provide Supplier with its good faith written estimate, by quantity (expressed in pounds for each Product) and delivery date, of its anticipated need for the Products for each month in the next ensuing 12 month period (a "Rolling Forecast"). The Rolling Forecasts are to be used by Supplier for planning purposes only. Purchaser's Rolling Forecasts shall not constitute binding purchase orders of Purchaser.

            (b)    Sourcing and Allocation of Precursor.    Supplier will use good faith efforts to obtain high quality precursor from [*] or [*] for use in connection with the manufacture of the Products. However, Purchaser acknowledges that Supplier does not currently have a supply agreement with [*] or [*] and Supplier cannot guarantee or otherwise assure Purchaser that it will be able to obtain such precursor from [*] or [*]. However, the parties agree to discuss in good faith alternative options for precursor in the event such case arises.

          During the term of this Agreement, Supplier shall allocate, by quantity (expressed in pounds for each Product) and delivery date, its precursor necessary to provide the Products to Purchaser as follows:

              (i)  if Supplier does not have sufficient precursor to satisfy orders received by Supplier from Purchaser, SGL, and any third parties with respect to Products that require [*] filament precursor sourced from [*], Supplier agrees to give Purchaser first priority on its orders up to the Maximum Sale Commitment; and

             (ii)  if Supplier does not have sufficient precursor to satisfy orders received by Supplier from Purchaser, SGL, and any third parties with respect to any Products that do not require [*] filament precursor sourced from [*], Supplier's production capacity shall be allocated [*] to Purchaser, on the one hand (up to the Maximum Sale Commitment), and [*] to SGL and any other third parties, on the other hand.

            For purposes of sourcing and allocation of precursor, Purchaser acknowledges that SGL or other affiliates of Supplier may have ownership, control or access to precursor and that nothing in this Agreement shall be construed to require Supplier to secure any precursor from SGL or its affiliates for purposes of supplying Products to Purchaser, it being understood that SGL and its affiliates have other commitments, obligations or purposes for such precursor.

            (c)    Commitment to Supply.    Supplier shall use its commercially reasonable efforts to meet the purchase orders of Purchaser for the Products up to the amounts referenced in Section 2. Notwithstanding the foregoing, in no event shall Supplier be obligated to make any additional investment of capital in the Plant or otherwise to satisfy its obligations under this Section 5 beyond (i) the anticipated conversion of Line 1 to handle [*] precursor and (ii) ordinary repair and maintenance.

          6.    Restrictions on Resale of Products.    Purchaser shall not be entitled to resell any or all of the Products purchased from Supplier hereunder and shall consume all of such Products in satisfaction of its internal demand therefor. For the avoidance of doubt, nothing in this Agreement shall prohibit Purchaser or its affiliates from manufacturing or selling graphite prepreg or any product made of graphite prepreg.

          7.    Term; Termination.

          (a)   Unless sooner terminated in accordance with the terms hereof, this Agreement shall have a term commencing on Effective Date and terminating on the five (5) year anniversary of the Effective Date.

          (b)   Either party may, by delivering written notice thereof to the other party, terminate its obligations under this Agreement, effective immediately, if the other party hereto:

              (i)  is rendered bankrupt or becomes insolvent, and such insolvency is not cured within 15 days after written notice, or files a written petition in bankruptcy or an answer admitting the material facts recited in such petition filed by another, or discontinues its business or is unable to pay its bills as they become due, or has a receiver or other custodian of any kind appointed to administer any substantial amount of its property; or

             (ii)  commits a material breach of its material duties, obligations or understandings under this Agreement, which breach is not cured within 90 days following written notice of such breach from the nonbreaching party; provided, that a failure by Supplier to comply with its obligations under Sections 8(b) and 12(a) shall not constitute a material breach for purposes of this Section 7(b)(ii) unless Purchaser has incurred or is reasonably likely to incur an uncured material loss, liability or expense as a consequence of such noncompliance.

          Any such termination shall be in addition to any other rights or remedies available at law or in equity to the terminating party and shall not affect any rights or obligations which have accrued prior to the date of termination (including the obligation to fill or pay for outstanding purchase orders).

          (c)   Each party hereto agrees to consult in advance with the other party hereto and to bring to the attention of the other party any problems, differences of opinion, disagreement or any other matters which may lead such party to terminate or seek to terminate this Agreement. The purpose and intent of the parties in including this provision is to ensure that both parties to this Agreement are made aware of any problems arising out of or relating to this Agreement or the relationship of the parties hereunder, so that the parties hereto may, in good faith, consult with one another concerning such problems and, where possible, resolve such problems to the parties' mutual satisfaction, thereby preserving their contractual relationship and the goodwill and mutual respect presently existing between the parties to this Agreement.

          8.    Additional Terms of Purchase.

          (a)   Payment of any invoice by Purchaser does not constitute acceptance of Products covered by any invoice and is without prejudice to any or all claims Purchaser may have against Supplier in connection therewith.

          (b)   The Products to be provided hereunder are each warranted by Supplier to equal or surpass all federal, state and local occupational safety and health standards applicable thereto.

          (c)   No reasonable delay in inspecting or in rejecting Products shall be deemed an acceptance of them by Purchaser or a waiver of Purchaser's right to reject the Products for any cause hereunder. Purchaser shall have the right to accept any portion of Products delivered by Supplier to Purchaser notwithstanding that it may reject the balance thereof. Acceptance by Purchaser of all or any part of the Products shall not constitute a waiver of any claim which Purchaser may have regarding the Products.

          (d)   EXCEPT AS EXPRESSLY SET FORTH HEREIN, SUPPLIER DOES NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, SUPPLIER SHALL NOT BE LIABLE TO PURCHASER FOR INJURIES, LOSSES OR DAMAGES RESULTING FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF PURCHASER, NOR SHALL SUPPLIER BE LIABLE TO PURCHASER, IN ANY EVENT, FOR CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, WHETHER ARISING FROM THE SALE OF THE PRODUCTS, ANY DEFECT IN THE PRODUCTS, ANY USE OF OR INABILITY TO USE THE PRODUCTS, OR OTHERWISE.

          (e)   Purchaser is solely responsible for proper selection and application of Products. Purchaser shall indemnify, defend and hold harmless Supplier, its managers, officers, members and affiliates from and against any and all losses, damages, liabilities, obligations, claims, demands, suits and proceedings arising out of or allegedly caused by or resulting from the use or application of the Products by Purchaser.

          9.    Force Majeure.    Any failure or delay in the performance by Purchaser or Supplier of their respective obligations hereunder (excluding any obligation to make payments due under this Agreement) shall not be a breach of this Agreement if such failure or delay arises out of or results primarily from fire, storm, flood, earthquake, or other acts of God, explosions, wars, insurrections, strikes, work stoppages or slowdowns, terrorist activity, unavailability of fuel or utilities, epidemic or quarantine restrictions, or inability to obtain essential raw materials (including without limitation any precursor required to produce the Products), despite commercially reasonable efforts to do so (the occurrence of any of the foregoing shall be an "Event of Force Majeure"). Both Purchaser and Supplier shall use their commercially reasonable efforts to avoid the occurrence and remove the causes of an Event of Force Majeure and to continue performance of their respective obligations hereunder promptly following the removal of such causes. For purposes of clarification, the parties acknowledge that the Products shall only be manufactured at the Plant (or Supplier's Muir of Ord facility to the extent Supplier produces Products there to fulfill its obligations under Section 2(c) above) and Supplier shall not be obligated to manufacture the Products in any other facility or location in the event of an Event of Force Majeure which affects the Plant (and Supplier's Muir of Ord facility to the extent applicable under Section 2(c) above).

          10.    Outsourcing; Operation of the Plant; Mitigating Purchases.

          (a)   Supplier will not outsource or subcontract for the manufacture or supply of Products hereunder, or produce such Products at any facility other than the Plant (except for production at Supplier's Muir of Ord facility to the extent required to fulfill its obligations under Section 2(c) above), without the prior consent of Purchaser.

          (b)   During the term of this Agreement, Supplier will operate the Plant consistent with past practices of its operation in such a manner as to ensure, to the extent commercially reasonable, an uninterrupted supply of Products meeting the Specifications. Supplier will promptly notify Purchaser of any circumstances which may result in a delay in delivery of Products beyond the times specified in Purchaser's forecast or a purchaser order previously accepted by Supplier. In the event that Supplier is aware of circumstances beyond its reasonable control that might reasonably interfere with its ability to meet Purchaser's forecasted requirements of Products or to satisfy a purchase order previously accepted by Supplier, Supplier shall promptly notify Purchaser.

          11.    Confidentiality.    Purchaser acknowledges that from time to time during the term of this Agreement (including, without limitation, as contemplated by Sections 3(a) and 12(b)) it may come into possession of specifications, financial and sales data, engineering plans, business plans, processes, drawings, trade secrets, know-how, prices, and other materials or information relating to Supplier or the Products ("Confidential Information"). Purchaser agrees that Purchaser shall not, during or after the termination of this Agreement, directly or indirectly, (a) use the Confidential Information except as authorized by Supplier during the term of this Agreement, (b) impair Supplier's right, title, and interest in the Confidential Information, or (c) reveal, divulge or disclose to any third party any Confidential Information. The obligations of this Section shall not apply to information which is or becomes generally known to the public through no fault of Purchaser, or information which can be shown to have been legally disclosed to Purchaser by a third party not subject to an obligation of confidentiality to Supplier. In the event of an actual or threatened violation of this Section 11 by Purchaser, Supplier shall have the right (without limiting its other rights and remedies) to terminate this Agreement immediately upon written notice to Purchaser and/or to obtain temporary and permanent injunctive relief and other equitable remedies to prevent any such violation. Purchaser shall return all Confidential Information to Supplier upon request, or upon termination of this Agreement.

          12.    Compliance with Laws and Regulations.

          (a)   Supplier represents and warrants that all Products sold to Purchaser pursuant to this Agreement will be manufactured substantially in accordance with all applicable material laws and regulations of an agency or authority with power over the manufacture of such Products or the Plant.

          (b)   Supplier agrees to allow Purchaser's personnel to be present at Supplier's production runs of the Products at any reasonable time by reasonable notice to the extent necessary for quality assurance of Products and processes provided to Purchaser hereunder. Notwithstanding the authority granted to Purchaser hereby, Supplier shall not be relieved of any responsibility or liability hereunder or by law.

          13.    Insurance.    Purchaser shall, at its sole cost and expense, obtain and maintain from a reputable insurance company adequate and suitable liability insurance coverage covering all claims (including, without limitation, personal injury and/or products liability claims) by third parties allegedly caused by or resulting from the use or application of the Products by Purchaser, and such coverage shall be reasonably satisfactory to Supplier. Purchaser shall give Supplier thirty (30) days' prior written notice of any termination of such insurance.

          14.    Assignment.    Neither party hereto may assign this Agreement or any rights hereunder (by operation of law or otherwise) to any other person or entity, without the prior written consent of the other party hereto, except that (a) Purchaser may assign any of its rights under this Agreement to any direct or indirect wholly owned subsidiary of Purchaser, or any person or entity of whom Purchase is a direct or indirect wholly owned subsidiary, or any successor in interest to Purchaser's line of business relating to this Agreement (by sale of assets, operation of law or otherwise) which assumes all of its obligations hereunder, without Supplier's prior written consent and (b) Supplier may, without Purchaser's consent, assign this Agreement or its rights and obligations hereunder to any successor in interest to Supplier's line of business relating to this Agreement (by sale of assets, operation of law or otherwise) which assumes all of its obligations hereunder. Any permitted assignment hereof shall be pursuant to a written assumption agreement whereby the assignee agrees to be bound by all of the terms and conditions of this Agreement. Any attempt or effort at any unauthorized assignment shall be null and void and of no force or effect. Any assignment by either party shall not relieve such party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

          15.    Administrative Expenses.    Each party hereto shall pay all of its own administrative expenses (including without limitation the fees and expenses of its agents, representatives and counsel) incident to the preparation and implementation of this Agreement.

          16.    Waiver of Breach.    The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to constitute a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof, including the right of any party thereafter to enforce each and every provision. The waiver by any party to this Agreement of any breach or violation of any provision of this Agreement by the other party hereto shall not operate or be construed to be a waiver of any subsequent breach or violation thereof.

          17.    Severability.    The terms and conditions of this Agreement are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions hereof.

          18.    Notices.    Any notice contemplated by or required or permitted to be given under this Agreement shall be in writing and (a) delivered personally, (b) sent via next day or overnight courier or delivery or (c) mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties' respective addresses below (or, in each case, to such other address as may be specified in writing to the other parties hereto):

Supplier:	Carbon Fiber Technology LLC 1375 Union Road Evanston, Wyoming 82930
With a copy to:	SGL Technologies GmbH Rheingauerstr 190-196 Building H-287 3rd Floor 65203 Wiesbaden GERMANY Attn: V.P. & G.M. Carbon Fibers

and a copy to:	SGL Carbon, LLC 8600 Bill Ficklen Drive (for overnight courier) Charlotte, North Carolina 28269 P.O. Box 563960 (for certified or registered mail) Charlotte, North 28256 Attention: General Counsel
Purchaser:	Aldila Golf Corp. 14145 Danielson St. Ste. B Poway, California 92064 Attention: Peter R. Mathewson Telecopy No.: (858) 513-1870
With a copy to:	Seltzer Caplan McMahon Vitek 750 B Street, Ste. 2100 San Diego, California 92101 Attention: Andrew D. Brooks, Esq. Telecopy No.: (619) 702-6853

          Such notices, requests and other communications sent as provided hereinabove shall be effective: (x) upon receipt, when personally delivered; (y) the next business day, if sent by overnight courier or delivery; and (z) if sent by registered or certified mail, return receipt requested, upon the expiration of the third business day after being deposited in the United States mail.

          19.    Labels and Headings.    The labels and headings of the sections and subsections of this Agreement are for the convenience of the parties hereto only and are not part of the text of this Agreement.

          20.    Governing Law.    This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts or choice of law principles.

          21.    Relationship of the Parties.    The relationship between Supplier and Purchaser under this Agreement shall be solely that of vendor and vendee. With respect to this Agreement only, it is expressly understood and agreed by the parties hereto that nothing in this Agreement, its provisions or transactions and relationships contemplated hereby shall constitute either party as the agent, employee, partner or legal representative of the other for any purpose whatsoever, nor shall either party hold itself out as such. Neither party to this Agreement shall have the authority to bind or commit the other party hereto in any manner or for any purpose whatsoever, except as may be expressly provided for herein, but rather each party shall at all times act and conduct itself in all respects and events as an independent contractor. This Agreement creates no relationships of joint venturers, partners, associates or principal and agent between the parties hereto.

          22.    Construction of Agreement; Entire Agreement Amendments.    This Agreement may be executed in counterparts (all of which together shall constitute one agreement). In that this Agreement was prepared as a result of negotiation and mutual agreement between the parties hereto; neither this Agreement nor any provision hereof shall be construed against either party hereto as the party who prepared this Agreement or any such provision. This Agreement reflects the complete understanding of the parties as of the date hereof and constitutes their entire agreement regarding the subject matter hereof, all prior negotiations, representations and statements having been merged herein. Each party acknowledges that it is not relying on any verbal communications not reduced to writing in this Agreement. This Agreement may not be changed or amended orally, but only by a written amendment signed by both parties hereto.

          23.    Mediation.    In the event a dispute arises out of or relates to this Agreement, or the breach thereof, and the parties have not been successful in resolving the dispute through direct negotiation, the parties shall attempt to resolve the dispute in good faith through non-binding mediation before resorting to litigation. The dispute shall be submitted to a neutral mediator selected by mutual agreement of the parties or, at the option of a party, to mediation by the American Arbitration Association ("AAA"). The mediation will take place in San Diego, California; and will be held within thirty (30) days of selection of a mediator by the parties or by the AAA. Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. The parties, their representatives, other participants and the mediator shall hold in confidence the existence, content and result of the mediation. If the dispute is not resolved by the mediation, the parties shall have the right to resort to any remedies permitted by law, including filing suit in a court of proper jurisdiction. Defenses based on the passage of time (such as statutes of limitations) shall be suspended upon submitting the dispute to the mediator and during the mediation.

          24.    Termination of Original Supply Agreement.    The Original Supply Agreement is hereby terminated, except that it shall remain in full force and effect with respect to Product ordered and delivered prior to the Effective Date of this Agreement (including acceptance and returns and the prior custom and practice of the parties under the Original Supply Agreement). Purchaser and Supplier agree that no further orders or deliveries shall be made under the Original Supply Agreement after the Effective Date and that all future Product shall be ordered and delivered pursuant to this Agreement. All Variable Costs (as defined in the Original Supply Agreement) owed by Purchaser to Supplier as of the date of this Agreement pursuant to the Original Supply Agreement shall be promptly paid to Supplier.

(Signatures appear on the following page.)

        IN WITNESS WHEREOF, the parties have executed this Agreement by the signature of their respective, duly authorized corporate officers as of the day and year first above written.

CARBON FIBER TECHNOLOGY LLC
By:	Alex Walk
Title:	Managing Director
ALDILA GOLF CORP.
By:	Peter R. Mathewson
Title:

EXHIBIT A

PRODUCTS

Continuous filament carbon tows.

        During the first Contract Year of the term of this Agreement, such Products will be [*], [*], and/or [*] filament. During subsequent Contract Years of the term of this Agreement, such Products will be [*] filament if available, otherwise such Products shall be [*] filament, [*] filament, or [*] filament (in that order of preference) or as otherwise mutually agreed.

EXHIBIT B-1

MATERIAL SPECIFICATION

[*]

2

EXHIBIT B-2

MATERIAL SPECIFICATION

[*]

3

EXHIBIT B-3

MATERIAL SPECIFICATION

[*]

4

EXHIBIT C

FULL COST

[*]

5

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  Exhibit 10.22
SUPPLY AGREEMENT
EXHIBIT A PRODUCTS
EXHIBIT B-1 MATERIAL SPECIFICATION
EXHIBIT B-2 MATERIAL SPECIFICATION
EXHIBIT B-3 MATERIAL SPECIFICATION
EXHIBIT C FULL COST